Exhibit 99.1

PR Contact: Erin Wolford (949) 524-4035 MediaRelations@chipotle.com
CHIPOTLE NAMES SCOTT BOATWRIGHT CHIEF EXECUTIVE OFFICER AND MEMBER OF THE BOARD

NEWPORT BEACH, Calif., November 11, 2024 —Chipotle Mexican Grill (NYSE: CMG) today announced that after a robust and thorough process, its Board of Directors has appointed Scott Boatwright as chief executive officer and a member of the board, effective immediately. Prior to being named Interim CEO in August, Boatwright served as chief operating officer, reporting directly to the company’s CEO since 2017.

Responsible for more than 125,000 employees and over 3,600 restaurants, Boatwright has been a driving force for improving the company’s overall guest experience. In addition to contributing to the strategy and growth of the business, he led the integration of new technology into restaurants, built a strong culture aligned to the organization’s values, and achieved industry-leading retention rates yielding impressive outcomes and improvements in throughput.

Scott Maw, Chipotle’s chairman of the board, added: “We conducted a thorough and rigorous external search process that confirmed Scott is absolutely the best person to lead the next stage of growth at Chipotle. Today’s announcement is an affirmation of both Scott’s leadership capability and our internal succession planning process. The board overwhelmingly believes Scott will deliver on the key strategies in place and position the company for continued success.”

“It is an honor to serve as the CEO of this purpose-driven brand and I look forward to providing greater opportunities for our employees, generating value for our shareholders and Cultivating a Better World for our communities,” said Boatwright. “I am passionate about our menu and energized by our people, and believe that I, along with our esteemed bench of tenured leaders, will deliver on our priorities and achieve our long-term growth goals.”

Prior to Chipotle, Boatwright spent 18 years with Arby’s Restaurant Group in various leadership positions. He last served as senior vice president of operations, where he was responsible for the performance of over 1,700 Arby’s restaurants in numerous states.

Boatwright currently serves on the board of directors of Academy Sports and Outdoors, Inc. and is a member of the National Restaurant Association’s Fast Casual Industry Council. He holds a Master of Business Administration from the J. Mack Robinson College of Business at Georgia State University.

About Chipotle
Chipotle Mexican Grill, Inc. (NYSE: CMG) is cultivating a better world by serving responsibly sourced, classically-cooked, real food with wholesome ingredients without artificial colors, flavors or preservatives. There are over 3,600 restaurants as of September 30, 2024, in the United States, Canada, the United Kingdom, France, Germany, and Kuwait and it is the only restaurant company of its size that owns and operates all its restaurants in North America and Europe. Chipotle is ranked on the Fortune 500 and is recognized on Fortune’s Most Admired Companies 2024 list and Time Magazine’s Most Influential Companies. With over 125,000 employees passionate about providing a great guest experience, Chipotle is a longtime leader and innovator in the food industry. Chipotle is committed to making its food more accessible to everyone while continuing to be a brand with a demonstrated purpose as it leads the way in digital, technology and sustainable business practices. For more information or to place an order online, visit WWW.CHIPOTLE.COM.